THIS EXTENSION AGREEMENT made as of the 29th day of November 2003

BETWEEN:

Byard MacLean, a businessman having an office at 1274 West Pender Street, Vancouver, British Columbia, V6E 2S8

(hereinafter referred to as “MacLean“)

OF THE FIRST PART

AND:

Zena Capital Corp. and it’s wholly owned subsidiary Rock Creek Minerals Ltd. having offices at #604 – 750 West Pender St., Vancouver, British  Columbia V6C 2T7

(hereinafter collectively referred to as "the Company”)

OF THE SECOND PART

WHEREAS:

A.

The parties have executed an Option Agreement dated September 24, 2003 which was effective and binding on the parties hereto once signed by the parties subject only to the approval of all regulatory bodies having jurisdiction in connection with this Agreement and the Claims, including the Exchange and the British Columbia Securities Commission being received on or before November 30, 2003.

B.

The Company wishes to extend the date for final approval of all regulatory bodies having jurisdiction in connection with this Agreement and the Claims, including the Exchange and the British Columbia Securities Commission being received from November 30, 2003 to February 9th, 2004.

C.

 MacLean wishes to expedite the development of the Claims during the period of the extension and is willing to rebate a portion of the development expense funded by the Company should the contemplated final approval not be forthcoming.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

1.0

The parties agree to extend the final approval date described in Section 14 of the Option Agreement from November 30th, 2003 to February 9th, 2004 in consideration of the following:

2.0

The Operator shall continue with the Geochemical Surveys component of Phase II as described on page 10 the Business Plan excerpted below:

Operating Cost – Ore Development

Exploration on other Targets	Geochemical Surveys (5)	$10,000
	Trenching	$5,000
	Drilling	$25,000	$40,000
Reporting			$7,000

			$47,000

3.0

The Operator shall continue with all normal planning and marketing activities approved by the Management Committee associated with Phase II Test Mining that would normally be performed should the required regulatory approval have been obtained.

4.0

In the event that regulatory approval is not received by February 9th, 2004 then MacLean shall refund 100% of the funds expended by Zena in excess of the $1,000 per month retainer after November 24, 2003 from the first proceeds of third party funding arranged.

IN WITNESS WHEREOF this Agreement was executed by the parties as of the date and year first above written.

ZENA CAPITAL CORP.

Terry Amisano, President
Per

ROCK CREEK MINERALS LTD.

Kevin Hanson, Director
Per

MACLEAN

Byard MacLean
Per